Exhibit 18(a)

SUMMARY PROSPECTUS FOR NEW INVESTORS

APRIL [__], 2022

College Retirement Equities Fund (CREF)

Individual, group and tax-deferred variable annuity products

This Summary Prospectus for New Investors describes key features of the individual, group and tax-deferred variable annuity products CREF offers. It contains information you should know before purchasing a CREF variable annuity product and selecting your investment options. Please read it carefully before investing and keep it for future reference. Before you invest, you should also review the prospectus for CREF, which contains more information about its features, benefits and risks. You can find this document and other information about CREF online at: [www .tiaa.org/public/prospectuses]. You can also obtain this information at no cost by calling: [1.877.518.9161] or by sending an email request to: [XXXX@tiaa.org.XXX]

Investment in a CREF variable annuity product is subject to risk and you could lose money. CREF does not guarantee the investment performance of its accounts, and you bear the entire investment risk. CREF provides variable annuities for retirement and tax-deferred savings plans for employees of colleges, universities, other educational and research organizations and other governmental and non-profit institutions. CREF’s main purpose is to invest funds for your retirement and pay you income based on your choice of eight investment accounts, each of which offers four classes (each, a “class”) of accumulation or annuity units (collectively, “units”), Class R1, Class R2, Class R3 and Class R4:

Ticker symbols	Class R1	Class R2	Class R3	Class R4
Stock Account	QCSTRX	QCSTPX	QCSTIX
Global Equities Account	QCGLRX	QCGLPX	QCGLIX
Growth Account	QCGRRX	QCGRPX	QCGRIX
Equity Index Account	QCEQRX	QCEQPX	QCEQIX
Core Bond Account	QCBMRX	QCBMPX	QCBMIX
Inflation-Linked Bond Account	QCILRX	QCILPX	QCILIX
Social Choice Account	QCSCRX	QCSCPX	QCSCIX
Money Market Account	QCMMRX	QCMMPX	QCMMIX

You or your employer can purchase a CREF variable annuity in connection with certain types of retirement plans. CREF offers the following types of annuities and products:

RA (Retirement Annuity) (Class R1, R2, R3)

GRA (Group Retirement Annuity) (Class R1, R2, R3)

SRA (Supplemental Retirement Annuity) (Class R1, R2, R3)

GSRA (Group Supplemental Retirement Annuity) (Class R1, R2, R3)

Retirement Choice and Retirement Choice Plus Annuity (all Classes)

GA (Group Annuity) and Institutionally Owned GSRAs (Class R1, R2, R3)

Traditional, Roth IRA and Rollover (Individual Retirement Annuity) including SEP IRAs (Simplified Employee Pension Plans) (Class R1)

Keogh (Class R1)

ATRA (After-Tax Retirement Annuity) (Class R2)

Subject to the terms of your Contract if you are a new investor, you may be able to cancel your annuity within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total product value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s (“SEC”) staff and is available at Investor.gov.

The SEC has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The CREF Accounts are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation or any other governmental agency.

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TABLE OF CONTENTS [TO BE UPATED]
Page

Special Terms

Important Information You Should Consider About The Contract

Overview of the Contract

Benefits Available Under the Contract

Buying the Contract

Making Withdrawals: Accessing the Money in Your Contract

Additional Information About Fees

Appendix: Underlying Portfolios Available Under the Contract

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IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

Fees and Expenses				Location in Prospectus
Charges for Early Withdrawals	• None			[column to be finalized in 485B filing]
Transaction Charges

•The Contract does not impose a transaction charge nor a transfer charge.

•Currently, TIAA does not charge CREF participants for transfers of their accumulations to the TIAA Traditional annuity product. However, TIAA reserves the right to charge CREF participants in the accumulation phase a fee on transfers to TIAA Traditional in the future. CREF participants will receive prior notice of the imposition of such a transfer fee.

Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

	Annual Fee	Minimum	Maximum
	Annual Contract Expenses (Varies by Contract Account and Class) (as a percentage of average annual net assets)%		%
	Optional benefits available for an additional charge (for single optional benefit, if elected)	N/A	N/A

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract.

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Lowest Annual Cost: $__	Highest Annual Cost: $__

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Least expensive combination of Contract Classes and Account management fees

• No optional benefits

• No sales charges

• No additional purchase payments, transfers or withdrawals

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Most expensive combination of Contract Classes, Account management fees and optional benefits

• No sales charges

• No additional purchase payments, transfers or withdrawals

RISKS		Location in Prospectus
Risk of Loss	• You can lose money by investing in your Contract, including loss of principal.
Not a Short-Term Investment

• The Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.

• The benefits of a tax deferral product, adding premiums over time to the value of your Contract and long-term income means the Contract is generally more beneficial to investors with a long term horizon.

Risks Associated with Investments

• An investment in the Contract is subject to the risk of poor investment performance. Performance can vary depending on the performance of the Accounts that you choose under the Contract.

• Each Account has its own unique risks.

• You should review the Accounts before making an investment decision.

Insurance Company Risks	• An investment in the Contract is subject to risks related to CREF, and any obligations, guarantees or benefits of the Contract are subject to CREF’s claims-paying ability. CREF may not be able to meet its obligations to you. Information about CREF is available upon request, by calling [1.877. XXX.XXXX or by visiting tiaa.org/XX.]

RESTRICTIONS	Location in Prospectus
Investments

• Though the Accounts are available under the terms of your Contract, they may not be available under the terms of your employer’s plan. You may only invest in those Accounts available under the terms of your employer’s plan and this prospectus.

• Your employer’s plan may impose additional restrictions, including restrictions on allocations of premiums and transfers of accumulation. Please see your employer’s plan.

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• We have adopted policies and procedures to discourage market timing and excessive transaction activity.

• We reserve the right to add or close Accounts, substitute another Account without your consent, or combine Accounts. A substituted Account may have different fees and expenses.

Optional Benefits

• Certain optional benefits are subject to a minimum dollar amount. We reserve the right to cancel optional benefits at any time.

•There are restrictions on the frequency of transactions within a certain period.

• We may terminate the transfer feature of the Contract at any time.

TAXES	Location in Prospectus
Tax Implications

• You should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the Contract.

• Withdrawals on your Contract will be subject to ordinary income tax and may be subject to tax penalties if taken before age 59½.

• Generally, you are not taxed until you make a withdrawal from the Contract.

• Premium taxes may apply with respect to the Contract.

• If you purchase the Contract through a tax-qualified plan or individual retirement account (IRA), you do not get any additional tax benefit.

CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation

• No commissions are paid in connection with the distribution of the Contracts, although CREF reimburses TIAA-CREF Individual & Institutional Services, LLC for its expenses incurred in the sales of the Contracts.

• Some professionals may receive compensation for selling the Contract to investors e.g., commissions, revenue sharing, compensation from affiliates and third parties.

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• These professionals may have a financial incentive to offer or recommend the Contract over another investment.
Exchanges	• Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your Contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable for you to purchase the new contract rather than continue to own the existing Contract.	*

OVERVIEW OF THE CONTRACT

Purpose of the Contract

The Contract is a tax-deferred variable annuity contract. It is designed for retirement planning purposes and to help you accumulate assets through investments in the Accounts. TIAA or subsidiaries of TIAA provide or arrange for the provision of services for CREF “at cost” to TIAA and its affiliates. CREF offers four unit classes (Class R1, Class R2, Class R3 and Class R4), each of which has different eligibility requirements.

The value of your investments or accumulation units is used to calculate your benefits under the Contract. At the end of the accumulation phase, we use that accumulation to calculate the payments that we make during the annuity phase. These payments can provide or supplement your retirement income. Generally speaking, the longer your accumulation phase, the greater your accumulated value may be for setting your annuity payouts and optional benefits. The Contract also includes a standard death benefit to help financially protect your designated beneficiary.

This Contract may be appropriate for you if you have a long investment time horizon. Any withdrawals made during the accumulation phase will reduce the accumulation of the Contract. Because withdrawals will be subject to ordinary income tax and may be subject tax penalties on early withdrawals if taken before age 59½, the Contract is not intended for individuals who may need to access invested funds within a short-term timeframe or on a frequent basis. In addition, the Contract is not intended for individuals who intend to engage in frequent transfers of the investment accounts.

Your financial goal in acquiring the Contract should be consistent with a long-term insurance product for retirement income or other long-term investment purposes offering the prospect of growth through the investment of premiums in the Accounts.

Phases of the Contract

The contract has two phases: (1) an accumulation phase (for savings) and (2) an annuity phase (for income).

Accumulation Phase.

During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. Premium payments made during the accumulation phase are subject to your employer’s plan and IRC limits and may continue until the annuity starting date.

To accumulate value during the accumulation phase, you may allocate your premiums and earnings into one or more Accounts that are available under the Contract and your employer’s plan. Currently, CREF offers eight Accounts: Stock, Global Equity, Growth, Equity Index, Core Bond, Inflation-Linked Bond, Social Choice and Money Market. Each Account has different investment strategies, objectives and risk profiles. Amounts that you allocate to an Account will increase or decrease in dollar value depending on the investment performance of the Account.

You bear the risk of any decline in the balance of your Contract resulting from the performance of the Accounts you have chosen. Your accumulation value could decline significantly, and there is a risk of loss of the entire amount invested. You should consider the investment objectives, risks, and charges and expenses of each Account carefully before making an investment decision. Additional information about each Account is provided in the Appendix at the end of this Prospectus.

Annuity Phase.

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You enter the income phase when you annuitize your Contract. The annuity phase occurs after the annuity starting date and when you or a second annuitant begin receiving regular annuity payments from your Contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. Subject to the provisions under your Contract and your employer’s plan, you can elect any one of the following options to receive annuity payments: (1) one-life annuity with or without a guaranteed period; (2) annuity for a fixed period; (3) two-life annuities; (4) minimum distributions; (5) lump-sum payments; and (6) Income Test Drive. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your Contract. During the annuity phase, your annuity units will continue to be allocated to the Accounts chosen by you. All accumulation phase benefits terminate upon annuitization, including the standard death benefit.

Please note that when you annuitize, your accumulation will be converted to income payments. If you elect partial annuitization, you may apply a portion of your accumulation to one of the income payment options that we offer, while the remainder of your accumulation can remain invested in your investment account. When you fully annuitize your entire accumulation, generally, you will no longer be able to make withdrawals from your contract and all accumulation phase benefits terminate, including the death benefit.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income, death benefit protection and various payout options.

Accessing Your Money. Before your Contract is annuitized, you can take withdrawals from your contract. Withdrawals may reduce your account value, will be subject to ordinary income tax and may be subject to tax penalties if you take a withdrawal before age 59½.

Tax Treatment. You can transfer money between Accounts without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only upon: (1) making a withdrawal; (2) surrender of the Contract; (3) when you receive an income payment from the Contract; or (4) payment of a death benefit.

Death Benefit. The Contract includes a standard death benefit, which will pay a death benefit to your designated beneficiary at the time of your death.

Loans. To the extent your employer’s plan provides and in accordance with certain other conditions, you may request a loan from your available investment account accumulations and it must be requested before your annuity starting date. The loan will be issued in accordance with the terms of a loan agreement and the loan agreement will describe the terms, conditions and any fees or charges for the loan.

Additional Features

Systematic Withdrawals. Subject to the provisions under your Contract, you may have withdrawals redeemed from one or more of the Accounts on a systematic basis. Systematic withdrawals are generally subject to a minimum amount of $100 and may be scheduled to be paid semi-monthly, monthly, quarterly, semi-annually or annually. Withdrawals may lower your Contract value, will be subject to ordinary income tax and may be subject to a tax penalty if taken before age 59½.

Systematic Transfers. Subject to the provisions under your Contract, systematic transfers between Accounts are generally subject to a minimum amount of $100. Systematic transfers may be scheduled semi-monthly, monthly, quarterly, semi-annually or annually.

Systematic Withdrawals to Pay Advisory Fees. Subject to the provisions under your Contract, you may authorize a series of systematic withdrawals to pay the fees of your financial advisor. Withdrawals will lower your Contract value.

BENEFITS AVAILABLE UNDER THE CONTRACTS

The following table summarizes information about the benefits available under the Contracts.

Summary of Benefits
Name of Benefit	Purpose	Standard/ Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Death Benefit	The amount of the death benefit is the accumulation on the valuation day that we authorize payment of the death benefit.	Standard	No charge	• Withdrawals could significantly reduce the death benefit.

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Lump-Sum Benefit (Retirement Transition Benefit)

If your employer’s plan allows, you may be able to receive a single-sum payment of up to 10% of the value of any part of an accumulation being converted to a one-life or two-life annuity on the annuity starting date. Such employer plan and 10% limitations do not apply to IRAs.

Subject to the provisions under your Contract, you may redeem accumulation units generally not less than $1,000 from one or more of the Accounts prior to annuitization.

	Optional	No charge

•        Subject generally to a minimum amount of $1,000.

•        A lump-sum benefit will not be available before the earliest date permitted under your employer’s plan.

•        The portion of your accumulation available to you as a lump-sum benefit may be limited by your employer’s plan.

•        If you are married and if some or all of your accumulation is subject to ERISA, your right to receive a lump-sum benefit is subject to the rights of your spouse.

•        Withdrawals may lower your Contract value, will be subject to ordinary tax and may be subject to a tax penalty if taken before age 59½.

BUYING THE CONTRACT

Generally, we will issue a contract when we receive a completed application or enrollment form in good order. Good order means actual receipt of the transaction request along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application (or complete request for redemptions, transfers, withdrawals, or payment of death or other benefits) and any other information or supporting documentation we may require. With respect to purchase requests, good order also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request (including, among others, a purchase, redemption, or withdrawal request or request to pay benefits) is in good order and reserve the right to change or waive any good order requirement at any time either in general or with respect to a particular plan, contract or transaction.

There are no initial or subsequent minimum premiums.

If your application is incomplete and we do not receive the necessary information and signed application in good order within five business days of our receipt of the initial premium, we will return the initial premium at that time. In addition, it is also possible that if we are unable to reach you to obtain additional or missing information relating to incomplete applications, or transaction requests that are not in good order, the transaction may be cancelled.

If we receive premiums from your employer and (where applicable) a completed application from you before we receive your specific allocation instructions (or if your allocation instructions violate employer plan restrictions or do not total 100%), we will invest all premiums remitted on your behalf in the default option that your employer has designated. We consider your employer’s designation of a default option to be an instruction to us to allocate your premiums to that option as described above. You should consult your plan documents or sales representative to determine your employer’s designated default option and to obtain information about that option. Further, to the extent you hold an IRA contract, the default option will be that fund or Account specified in your IRA forms.

When we receive complete allocation instructions from you in good order, we will follow your instructions for future premiums. However, if you want the premiums previously allocated to the default option (and earnings or losses on them) to be transferred to the options identified in your instructions, you must specifically request that we transfer these amounts from the default option to your investment option choices.

Currently, CREF does not restrict the amount or frequency of premiums contributed to your contract, although it reserves the right to impose restrictions. Your employer’s retirement plan may limit your premium amounts. There may also be restrictions on remitting premiums to an IRA. In addition, the Internal Revenue Code (“IRC”) limits the total annual premiums to plans qualified for favorable tax treatment. If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums and any earnings on the

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ATRA contract will not be subject to your employer’s retirement plan. The only restrictions relating to these premiums are in the contract itself, or to any contract used to fund a non-qualified deferred compensation arrangement. The Inflation-Linked Bond Account is not available as an investment choice in the ATRA contract, and this restriction applies to premiums and also to transfers between Accounts under the contract.

In most cases, CREF accepts premiums to a contract during your accumulation period. Once your first premium has been paid, your CREF contract cannot lapse or be forfeited for nonpayment of premiums. CREF can stop accepting premiums to GRA, Retirement Choice/Retirement Choice Plus, GSRA, GA, Keogh and Institutional GSRA contracts at any time. There are currently no minimum account values and we do not charge a low balance fee.

Note that we cannot accept credit cards, money orders, travelers checks or digital (including virtual or crypto) currencies (e.g., Bitcoin). In addition, we will not accept a third-party check where the relationship of the payor to the Account owner cannot be identified from the face of the check.

For locations where a third party administers the receipt of mail, we will not be deemed to have received any premiums sent to the addresses designated for remitting premiums until the third-party service that administers the receipt of mail through those addresses has administered the payment on our behalf.

Financial intermediaries may have their own requirements for considering transactions to be in good order. If you hold your units through an intermediary, please contact the intermediary for their specific good order requirements.

Important information about procedures for opening a new account. To help the United States government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify and record information that identifies each person who purchases a contract.

What this means for you. When you apply for a contract, we will ask for your name, street address (not a post office box), date of birth, Social Security number and other information, such as your home telephone number, that will allow us to identify you. Until you provide us with the information we need, we may not be able to issue a contract or effect any transactions for you.

In certain circumstances, we may be required to block a contract owner’s ability to make certain transactions and may refuse to accept any premium payments or requests for transfers, withdrawals, surrenders, annuitization, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators without notice or your consent.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Generally, depending on the terms of your plan, contracts, tax law and applicable governing documents, CREF allows you to withdraw some or all of you accumulation. You may redeem the entire current accumulation as a lump-sum benefit or withdraw a lesser amount from one or more of the investment accounts. Generally, withdrawals are not permitted less than $1,000. The lump-sum benefit will not be available before the earliest date permitted under your employer’s plan. A portion of your account accumulation available to withdraw may be limited by your employer’s plan.

If you are married and if some or all of your accumulation is subject to ERISA, your right to receive a lump-sum benefit is subject to the rights of your spouse. Withdrawals may lower your Contract value, will be subject to ordinary tax and may be subject to a tax penalty if taken before age 59½.

Systematic withdrawals and transfers

If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from an Account accumulation any fixed number of accumulation units, dollar amount or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that internal transfers must be at least $100. In the future, we may eliminate this minimum transfer amount. Each Account may from time to time, in its discretion, suspend, change or terminate the processes and procedures for systematic withdrawals and transfers, although the Accounts will notify you if this occurs.

ADDITIONAL INFORMATION ABOUT FEES

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The following tables describe the fees and estimated expenses that you will pay when buying, owning, surrendering, or making withdrawals from the Contract. TIAA or subsidiaries of TIAA provide or arrange for the provision of services for CREF “at cost” to TIAA and its affiliates. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and estimated expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract value between Accounts. State premium taxes may also be deducted. These fees and expenses do not reflect any advisory fees paid to financial intermediaries from your Contract value or other assets. If such charges were reflected, the fees and expenses would be higher. In addition to these expenses, you may also be impacted by the effects of TIAA plan pricing arrangements. For example, since all Class R4 participants participate through employer retirement plans, the total expense to each Class R4 participant would include, in addition to the CREF expenses described in this Prospectus, plan-level fees for TIAA recordkeeping that the plan passes on to the participant.

Transaction Expenses

Charge on All Accounts
	Class R1	Class R2	Class R3	Class R4
Sales Load Imposed on Purchases (as a percentage of premiums	None	None	None	None
Deferred Sales Load (or Surrender Charge) (as a percentage of premiums or amount surrendered, as applicable)	None	None	None	None
Exchange Fee or Redemption Fee*	None	None	None	None

* Currently, TIAA does not charge CREF participants for transfers of their accumulations to the TIAA Traditional annuity product. However, TIAA reserves the right to charge CREF participants in the accumulation phase a fee on transfers to TIAA Traditional in the future. CREF participants will receive prior notice of the imposition of such a transfer fee.

The next table describes the fees and expenses of each Account that you will pay each year during the time that you own the Contract. None of the Accounts charge any “Administrative Expenses,” meaning any Contract, Account or similar fee imposed on all participants on a dollar basis and charged on a recurring basis, nor does any Account charge any “Optional Benefits Expenses.”

Annual Contract Expenses
(as a percentage of average net assets)

	Base contract expenses	Management Fees	Other Expenses: Administrative Expenses	Other Expense: Distribution Expenses	Total annual contract expenses
Stock Account
Class R1
Class R2
Class R3

Class R4

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Global Equities Account
Class R1
Class R2
Class R3

Class R4
Growth Account
Class R1
Class R2
Class R3

Class R4
Equity Index Account
Class R1
Class R2
Class R3

Class R4
Core Bond Account
Class R1
Class R2
Class R3

Class R4
Inflation-Linked Bond Account
Class R1
Class R2
Class R3

Class R4
Social Choice Account
Class R1
Class R2
Class R3

Class R4
Money Market Account
Class R1
Class R2
Class R3

Class R4

Example

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and Account operating expenses. In addition to these expenses, you may also be impacted by the effects of TIAA plan pricing arrangements. For example, since all Class R4 participants participate through employer retirement plans, the total expense to each Class R4 participant would include, in addition to the CREF expenses described in this Prospectus, plan-level fees for TIAA recordkeeping that the plan passes on to the participant.

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The Example assumes that you invest $100,000 in the Contract for the time periods indicated and surrender your Contract at the end of each of these time periods. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of Account operating expenses. We do not impose a surrender charge when you make a withdrawal nor do we charge for any elected optional benefit under the Contract. As a result, your Contract value would be the same whether or not you surrender, or annuitize at the end of the applicable time period. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	1 year	3 years	5 years	10 years

Stock Account
Class R1
Class R2
Class R3

Class R4
Global Equities Account
Class R1
Class R2
Class R3

Class R4
Growth Account
Class R1
Class R2
Class R3

Class R4
Equity Index Account
Class R1
Class R2
Class R3

Class R4
Core Bond Account
Class R1
Class R2
Class R3

Class R4
Inflation-Linked Bond Account
Class R1
Class R2
Class R3

Class R4
Social Choice Account
Class R1
Class R2
Class R3

Class R4
Money Market Account
Class R1
Class R2
Class R3

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	1 year	3 years	5 years	10 years
Class R4

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Appendix:

Accounts Available Under the Contract

The following is a list of the Accounts available under the Contract.

More information about the Accounts is available in the Statutory Prospectus for the Contract, which can be requested at no cost by following the instructions on the front cover page. The current expenses and performance information below reflects contract fees and expenses that are paid by each investor in CREF Class R1 units, but does not reflect the impact of any TIAA plan pricing arrangements. For example, since all Class R4 participants participate through employer retirement plans, they will be subject to plan-level fees for TIAA recordkeeping that the plan passes on to the participant which would be in addition to the expenses noted below and which would lower the performance shown for Class R4 participants. Each Account’s past performance is not necessarily an indication of future performance.

Account	Type/Inv Objective	Adviser	Current Expenses (Class R1)	Average Annual Total Returns (12/31/21) (Class R1)
				1 year	5 year	10 Year
Stock Account	Seeks a favorable long-term rate of return through capital appreciation and investment income by investing primarily in a broadly diversified portfolio of common stocks.	TCIM
Global Equities Account	Seeks a favorable long-term rate of return through capital appreciation and income from a broadly diversified portfolio that consists primarily of foreign and domestic common stocks.	TCIM
Growth Account	Seeks a favorable long-term rate of return, mainly through capital appreciation, primarily from a diversified portfolio of common stocks that present the opportunity for exceptional growth.	TCIM
Equity Index Account	Seeks a favorable long-term rate of return from a diversified portfolio selected to track the overall market for common stocks publicly traded in the United States, as represented by a broad stock market index.	TCIM
Core Bond Account	Seeks a favorable long-term rate of return, primarily through high current income consistent with preserving capital.	TCIM
Inflation-Linked Bond Account	Seeks a long-term rate of return that outpaces inflation, primarily through investment in inflation-indexed bonds—fixed-income securities whose returns are designed to track a specified inflation index over the life of the bond.	TCIM
Social Choice Account	Seeks a favorable long-term rate of return that reflects the investment performance of the financial markets while giving special consideration to certain social criteria.	TCIM
Money Market Account*	Seeks high current income consistent with maintaining liquidity and preserving capital.	TCIM

* Between July 16, 2009 and March 7, 2017, TIAA withheld (“waived”) a portion of the Rule 12b-1 distribution and/or administrative expenses for Class R1, Class R2, and Class R3 of the CREF Money Market Account (the “Account”) when a class’s yield was less than zero. Without this waiver, the total returns of the Account would have been lower. For a period of three years after the date an amount was waived, it was eligible for recoupment by TIAA, under certain conditions. All eligible expenses were recouped by July 2018 for Class R3, September 2018 for Class R2 and June 2019 for Class R1.

Between [______] and December 31, 2021, TIAA waived a portion of the Rule 12b-1 distribution and/or administrative expenses for Class R1, Class R2, and Class R3 of the Account when a class’s yield was less than zero. Without this waiver, the total returns of the Account would have been lower. TIAA may, for a period of three years after the date an amount was waived, recover from the Account a portion of the amounts waived at such time as the class’s daily yield would be positive absent the effect of the waiver and, in such event, the amount of recovery on any day will be approximately 25% of the class’s yield (net of all other expenses) on that day. Class R4, which was first offered on or after April 29, 2022, was not subject to the waiver described above. However, pursuant to an expense waiver recoupment agreement between TIAA and CREF, Class R4 of the Account bears its pro rata share of any such recoupment liability incurred by Class R1, Class R2, and Class R3 assets transferred to Class R4 of the Account in connection with the launch of Class R4.

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More information about CREF is contained in its Statutory Prospectus, dated April 29, 2022, and its Statement of Additional Information (“SAI”), dated April 29, 2022, each of which is incorporated by reference into this Summary Prospectus. The Statutory Prospectus, SAI and CREF’s annual report and semiannual report, which are incorporated by reference herein, are on file with the SEC. For a free copy of any of these documents, to request additional information about CREF or the Accounts or to make other investor inquiries, write to us at 730 Third Avenue, New York, NY 10017-3206, Attn: TIAA Imaging Services, call us at 877-518-9161 or visit our website at www.tiaa.org.

You may also obtain reports and other information about CREF on the SEC’S website at www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR Contract Identifier: [_________]

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